AMENDED EMPLOYMENT AGREEMENT

This Amended Employment Agreement ("Amended Agreement") is made as of the twenty-sixth day of January, 2001, by and between MOTO PHOTO, INC., a Delaware corporation ("Employer"), and LLOYD F. NOLAND ("Employee"). This Amended Agreement is based on the following understandings:

(a) The parties entered into an Employment Agreement (the "Agreement") as of January 1, 1999.

(b) Employer has notified Employee pursuant to Sections 9 and 10.3 of the Agreement that it is terminating his employment without cause effective December 28, 2000.

Accordingly, the parties agree as follows:

1. MODIFICATION. Employee's employment is terminated by Employer without cause effective December 28, 2000, pursuant to Section 10.3 of the Agreement. The Agreement is therefore terminated and null and void in all respects, except as set forth in this Amended Agreement.

2. SALARY: MITIGATION. In accordance with Sections 10.3 and 2 of the

Agreement, until December 31, 2001, Employer shall continue to pay Employee an annualized salary of $139,050.00, net of all withholdings, pursuant to the regular payroll practices of Employer, except that Employer's obligation to pay this salary shall be reduced by the amount of any salary, consulting fees or other income (with the exception of investment income) earned by Employee from a third party during the calendar year 2001. Employee acknowledges that payment of this salary amount does not make him an employee of Employer and that he therefore is not eligible to contribute to Employer's 401(k) plan or to receive fringe benefits.

3. AUTOMOBILE. Until December 31, 2001, or Employee finds new employment to his satisfaction, whichever occurs first, Employer shall furnish Employee with an automobile allowance in the annualized amount of Five Thousand Seven Hundred Sixty Dollars ($5, 760.00) payable pursuant to the regular payroll practices of Employer .

4. EXPENSES. To assist Employee with his job search, Employer shall pay Employee the sum of One Thousand Four Hundred Dollars ($1,400.00) upon execution of this Amended Agreement, to reimburse Employee for his long-distance costs, fax and copying charges, and mailing costs to be included by Employee in connection with his search for employment, and the cost of his portfolio. Until June 30, 2001, Employer shall provide and maintain for Employee at Employer's place of business a dedicated phone line for Employee with a dedicated voice mailbox with remote access, an e-mail address with remote access, dedicated mailbox, and mailing privileges, all for use solely in connection with Employee's job search. The payment and other arrangements set forth in this paragraph 4 shall satisfy and supersede the obligations of Employer under section 10.3 of the Agreement.

5. MUTUAL RELEASE. In consideration of the mutual promises set forth in this Amended Agreement, including the payments and privileges set forth in paragraphs 2, 3, and 4, and the release of all obligations of Employer or Employee under the Agreement, Employer and Employee hereby release each other from any and all obligations set forth in the Agreement with the exception of Article 4 thereof and, further, Employer and Employee hereby release each other from any and all claims or liabilities that it or he may have against the other on or before the date of this Amended Agreement. The provisions of this paragraph shall not apply to the obligations set forth in or affirmed by this Amended Agreement.

6. ARTICLE 4 OF AGREEMENT. The terms, provisions, rights and obligations set forth in Article 4 of the Agreement shall remain in full force and effect, notwithstanding this Amended Agreement.

7. NOTICE. Any notice required to be given pursuant to the provisions of this Amended Agreement shall be in writing and shall be delivered by certified mail or in person to the parties at the following addresses:

Employer:

Moto Photo, Inc.

4444 Lake Center Drive

Dayton, Ohio 45426

Employee:

Lloyd F. Noland

10731 Weatherstone Court

Loveland, Ohio 45140

or at such other place as either party may designate in writing to the other.

8. GOVERNING LAW. This Amended Agreement shall be construed and enforced in accordance with the internal laws of the State of Ohio without reference to Ohio's choice of law or conflict of laws provisions.

9. WAIVER. No delay, waiver, omission or forbearance by either party to enforce any right arising out of the breach of any provision of this Amended Agreement by the other party shall be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Amended Agreement.

10. PARTIAL INVALIDITY. In the event that any word, phrase, clause, sentence or other provision in this Amended Agreement violates any applicable statute, ordinance, or role of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision in this Amended Agreement.

11. COMPLETE AGREEMENT: MODIFICATION. This Amended Agreement supersedes all prior agreements, written or oral, between the parties, including the Agreement, is intended as a complete and exclusive statement of the terms of the understanding between the parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.

12. CAPTIONS. All captions in this Amended Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Amended Agreement.

13. MULTIPLE COPIES. This Amended Agreement may be executed in multiple copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement the day and year first written above.

WITNESSES EMPLOYER

____________________________ ____________________________

Frank M. Montano

President and Chief Operating Officer

____________________________

EMPLOYEE:

____________________________ ____________________________

Lloyd F. Noland

____________________________